As filed with the Securities and Exchange Commission on May 16, 2003

Registration No. 333-____

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

LINCOLN NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Indiana	35-1140070
(State or other jurisdiction	(I.R.S. Employer
of incorporation or	Identification No.)
organization)

1500 Market Street, Suite 3900
Philadelphia, Pennsylvania 19102
(215) 448-1400
(Address and telephone number of
registrant’s principal executive offices)

LINCOLN NATIONAL CORPORATION 1993 STOCK PLAN
FOR NON-EMPLOYEE DIRECTORS

(Full title of the plan)

Dennis L. Schoff, Esq
Lincoln National Corporation	Copy to:
1500 Market Street, Suite 3900	Cynthia M. Krus, Esq
Philadelphia, Pennsylvania 19102	Sutherland Asbill & Brennan LLP
(215) 448-1400	1275 Pennsylvania Ave., N.W
(Name, address and telephone number of	Washington, D.C. 20004
agent for service)	(202) 383-0100

CALCULATION OF REGISTRATION FEE

			Proposed		Proposed
			Maximum		Maximum
Title of	Amount		Offering		Aggregate		Amount of
Securities to	to be		Price Per		Offering		Registration
be Registered	Registered(1)		Share		Price		Fee

Common Stock, without par value, and Stock Units(2)	150,000	(3)	$32.065	(4)	$4,809,750	(3)	$390	(3)

Common Stock, without par value	150,000	(3)	N/A	(5)	N/A	(3)(5)	N/A	(5)

(1)	Pursuant to Rule 416(a), this registration statement also covers such additional shares of our common stock and stock units as may be issued by reason of stock splits, stock dividends or similar transactions.

(2)	The maximum number of stock units registered hereunder is equal to the total number of stock units that would be convertible into 150,000 shares of our common stock.

(3)	Does not include previously registered, but unsold (a) shares of our common stock and stock units and (b) shares of our common stock that may be received upon the conversion of stock units into stock, each being carried forward pursuant to Rule 429 from our Registration Statement on Form S-8 (File No. 33-58113). A registration fee of $2,068.96 was paid in connection with the filing of such Registration Statement.

(4)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices of our common stock as reported on the New York Stock Exchange.

(5)	Pursuant to Rule 457(i), no registration fee is due for shares of our common stock that may be received upon the conversion of stock units into shares of our common stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX
1993 Stock Plan for Non-Employee Directors
Opinion of Dennis L. Schoff, Esq.
Consent of Ernst & Young LLP

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     We previously registered an aggregate of (a) 150,000 shares of common stock and stock units and (b) 150,000 shares of common stock that may be received upon the conversion of stock units into shares of our common stock for issuance under the Lincoln National Corporation 1993 Stock Plan for Non-Employee Directors (the “Plan”) under a Registration Statement on Form S-8 (File No. 33-58113), as filed with the Securities and Exchange Commission on March 16, 1995 (the “Initial Registration Statement”). Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the Initial Registration Statement, except as otherwise set forth herein. The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus to be used for offers and sales of our common stock and stock units covered by this Registration Statement has been omitted in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

     We hereby incorporate, or will be deemed to have incorporated, herein by reference the following documents:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2002;

•	All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2002;

•	The description of our common stock contained in Form 10 filed with the Securities and Exchange Commission on April 28, 1969 (File No. 1-6028), including any amendments or reports filed for the purpose of updating that description; and

•	The description of our common stock purchase rights contained in our Registration Statement on Form 8-A/A filed with the Securities and Exchange Commission on December 2, 1996 (File No. 1-6028), including any amendments or reports filed for the purpose of updating that description.

     Each document filed subsequent to the date of this registration statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed

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document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     The validity of the securities offered hereby will be passed upon for us by Dennis L. Schoff, Esq., General Counsel of Lincoln National Corporation. As of the date of this registration statement, Mr. Schoff holds approximately 19,782 shares of our common stock.

Item 6. Indemnification of Officers and Directors.

     Our by-laws, pursuant to authority contained in the Indiana Business Corporation Law (the “Law”) and the Indiana Insurance Law Codes, respectively, provide for the indemnification of the officers, directors, employees, and agents against reasonable expenses incurred by them in connection with the defense of any action, suit, or proceeding to which they are made or threatened to be made parties except with respect to matters as to which they are adjudged liable for negligence or misconduct in the performance of duties to their respective corporations. We may also reimburse such officers, directors, and employees for reasonable costs of settlement of any such action, suit, or proceeding. In the case of directors, a determination as to whether indemnification or reimbursement is proper shall be made by a majority of the disinterested directors or a committee thereof or by special legal counsel. In the case of individuals who are not directors, such determination shall be made by the chief executive officer of the respective corporation or, if he so directs, in the manner it would be made if the individual were a director of the corporation. The Law provides that we may indemnify our present and past directors, officers, employees and agents and of other entities, including partnerships, trusts and employee benefit plans, who serve in such capacities at our request, against obligations to pay as the result of threatened, pending or completed actions, suits or proceedings, whether criminal, civil, administrative or investigations to which they are parties, if it is determined by a majority of disinterested directors, a committee of the board of directors or special counsel selected by the board of directors that they acted in good faith and they reasonably believed their conduct in their official capacity was in our best interests or if such conduct was not in their official capacity, that the same was at least not opposed to our best interests, and that in criminal proceedings they had reasonable cause to believe their conduct was lawful or no reasonable cause to believe that it was unlawful.

     Such indemnification may apply to claims arising under the Securities Act of 1933 (the “Securities Act”). Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for our directors, officers or control persons pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and therefore unenforceable. In the event that a claim for indemnification against such liabilities

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(other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Lincoln National in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7. Exemption from Registration Claimed.

     Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit

4.1	Lincoln National Corporation 1993 Stock Plan for Non-Employee Directors, as amended and restated effective May 8, 2003

5.1	Opinion of Dennis L. Schoff, Esq., General Counsel to Lincoln National Corporation

23.1	Consent of Ernst & Young LLP

23.2	Consent of Dennis L. Schoff, Esq. (contained in the opinion in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page)

Item 9. Undertakings.

     (a)  The registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a

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prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 16th day of May, 2003.

LINCOLN NATIONAL CORPORATION

By: /s/ Dennis L. Schoff Dennis L. Schoff Senior Vice President and General Counsel

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dennis L. Schoff, C. Suzanne Womack and Donna E. Ostroff his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his/her substitute or substitutes, could lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jon A. Boscia Jon A. Boscia	Chairman and Chief Executive Officer (Principal Executive Officer)	May 16, 2003

/s/ Richard C. Vaughan Richard C. Vaughan	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 7, 2003

/s/ Casey J. Trumble Casey J. Trumble	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 6, 2003

/s/ William J. Avery William J. Avery	Director	May 16, 2003

/s/ J. Patrick Barrett J. Patrick Barrett	Director	May 16, 2003

/s/ Thomas D. Bell, Jr. Thomas D. Bell, Jr.	Director	May 16, 2003

/s/ Jenne K. Britell, Ph.D. Jenne K. Britell, Ph.D.	Director	May 16, 2003

/s/ John G. Drosdick John G. Drosdick	Director	May 16, 2003

/s/ Eric G. Johnson Eric G. Johnson	Director	May 16, 2003

/s/ M. Leanne Lachman M. Leanne Lachman	Director	May 16, 2003

/s/ Michael F. Mee Michael F. Mee	Director	May 16, 2003

/s/ John M. Pietruski John M. Pietruski	Director	May 16, 2003

/s/ Ron J. Ponder, Ph.D. Ron J. Ponder, Ph.D.	Director	May 16, 2003

/s/ Jill S. Ruckelshaus Jill S. Ruckelshaus	Director	May 16, 2003

/s/ Glenn F. Tilton Glenn F. Tilton	Director	May 16, 2003

EXHIBIT INDEX

Exhibit No.	Description

4.1	Lincoln National Corporation 1993 Stock Plan for Non-Employee Directors, as amended and restated effective May 8, 2003

5.1	Opinion of Dennis L. Schoff, Esq., General Counsel of Lincoln National Corporation

23.1	Consent of Ernst & Young LLP

23.2	Consent of Dennis L. Schoff, Esq. (contained in the opinion in Exhibit 5.1)

24.1	Power of Attorney (included in the signature page)